Exhibit 10.9

TRISTATE CAPITAL BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT, made as of this 28th day of February, 2013, between TriState Capital Holdings, Inc., a Pennsylvania corporation, its wholly owned subsidiary, TriState Capital Bank, a state commercial bank located in Pittsburgh, PA (TriState Capital Holdings, Inc. and TriState Capital Bank are collectively referred to herein as the “Bank,” unless the context indicates otherwise), and James F. Getz (the “Executive”). The Bank and the Executive shall be individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS:

1. The Executive is currently a valued employee of the Bank who is a member of a select group of management and a highly-compensated employee of the Bank; and

2. The Bank wishes to induce the Executive’s continued employment by supplementing the Executive’s retirement income; and

3. The Bank desires to establish, effective as of January 31, 2013 (“Effective Date”), a non-qualified unfunded supplemental executive retirement agreement with the Executive in accordance with Section 409A of the Code as hereafter defined.

NOW, THEREFORE, in consideration of the foregoing, the Bank and the Executive agree as follows:

Section 1.        Definitions.    A number of terms are defined throughout this Agreement when the term is first used. In addition, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)        “Cause” means: (1) insubordination or the repeated failure of the Executive to perform the responsibilities and duties for which he has been employed (other than a failure caused by Disability) following written notice from the Board or its delegate specifying the circumstances that give rise to Cause if the Executive does not correct such circumstances to the satisfaction of the Board or its delegate within seven (7) days of such notice; (2) the commission of an act by the Executive constituting material dishonesty or fraud against the Bank; (3) the conviction for or the entering of a guilty or no contest plea with respect to a felony; (4) chronic abuse of alcohol or any form of illegal substance abuse; or (5) the commission of an act by the Executive that the Board determines (and so notifies the Executive in writing) involves gross negligence or moral turpitude that brings the Bank or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Bank or any of its affiliates.

(b)        “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued there under by the Department of the Treasury.

(c)        “Designated Beneficiary” means any person or persons (who may be designated contingently or successively) to whom payments are to be made under Section 2 and which are so designated by the Executive signing and delivering a form provided by the Bank for such purpose. A beneficiary designation form will be effective only after the signed form is filed with the Bank while the Executive is alive and such form will cancel all beneficiary designation forms signed and filed earlier with the Bank. If the Executive fails to designate a beneficiary as provided herein (including the beneficiary designation form being invalid for any reason, as may be determined by the Administrator), or if all the designated beneficiaries of the Executive die before the Executive or before complete payment of all amounts due hereunder, the Bank shall pay the unpaid amount to the legal representative or representatives of the estate of the last to die of the Executive and the Designated Beneficiary (or beneficiaries).

(d)        “Disability” or “Disabled” means the Administrator’s determination that the Executive is unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of twelve (12) months or more.

(e)        “Early Retirement” means a voluntary Termination by the Executive prior to Normal Retirement. A Termination for Cause, a Termination by the Bank without Cause, a Termination by the Executive for Good Reason, or a Termination on a account of death or following Disability are not an Early Retirement.

(f)        “Discount Rate” means the applicable interest rate defined under Code Section 417(e)(3)(C).

(g)        “Good Reason” means one of the following occurs, without the consent of the Executive: (i) a material decrease in the Executive’s base salary, (ii) a relocation of the Executive’s principal office (which is Pittsburgh, PA) to a location that is a material change (at least in excess of thirty-five (35) miles) from its location as of the Effective Date of this Agreement, (iii) a material diminution in the Executive’s authority, duties or responsibilities with the Bank, or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Bank. Notwithstanding the foregoing, no termination of employment by the Executive shall constitute a “Termination for Good Reason” unless (A) the Executive gives the Bank written notice of the occurrence, explanation and identification of an event described in clause (i), (ii), (iii) or (iv) above, within sixty (60) days following the occurrence thereof, (B) the Bank does not remedy such event described in clause (i), (ii). (iii) or (iv) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) the Executive terminates employment within sixty (60) days of the end of the cure period specified in clause (B), above.

(h)        “Installment Payments” means the monthly payments made under this Agreement to the Executive. The amount of the Installment Payments following Early Retirement will be less than the amount Installment Payment under other circumstances.

(i)        “Normal Retirement” means a voluntary Termination of employment on or after the date that is at least sixty (60) full months after the Effective Date of this Agreement.

(j)        “Termination” means the voluntary or involuntary separation of the Executive from service with the Bank that constitutes a “separation from service” under Treas. Reg. Sec. 1.409A-1(h). The Administrator shall apply the following provisions in determining whether a Termination has occurred:

(1)	When the Executive provides services to the Bank as an employee, except as provided in clause (3) below, a Termination shall occur when such Executive has experienced a termination of employment with the Bank. The Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and the Bank reasonably anticipate that either (A) no further services will be performed for the Bank after a certain date, or (B) that the level of bona fide services the Executive will perform for the Bank after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) over the preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank for less than thirty-six (36) months).

If the Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Executive and the Bank shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment with the Bank under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six (6) month period. In applying the provisions hereof, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Bank. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death, or can be expected to last for a period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the employment relationship will not be terminated until the period of absence exceeds 29-months.

(2)

If the Executive provides services to the Bank as an independent contractor, except as otherwise provided in (3) below, a Termination shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Bank, provided that the expiration of such contract(s) is determined by the Administrator to constitute a good-faith and complete termination of the contractual relationship between the Executive and the Bank. An expiration of any such contract is not a good-faith and complete termination of the contractual relationship if the Bank anticipates renewing the contractual relationship with the Executive or hiring the Executive as an employee.

(3)	If the Executive provides services to the Bank as both an employee and an independent contractor, a Termination generally shall not occur until the Executive has ceased providing services for the Bank both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in clause (1) and (2) above, respectively. Similarly, if the Executive either (A) ceases providing services for the Bank as an independent contractor and begins providing services for the Bank as an employee, or (B) ceases providing services for the Bank as an employee and begins providing services for the Bank as an independent contractor, the Executive will not be considered to have experienced a Termination until the Executive has ceased providing services for the Bank in both capacities, as determined in accordance with the applicable provisions set forth in (1) and (2) above.

Notwithstanding the foregoing provisions in this clause (3), if the Executive provides services for the Bank as both an employee and as a member of the board of directors (a “Director”), to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by the Executive as a Director shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as an employee, and the services provided by the Executive as an employee shall not be taken into account in determining whether the Executive has experienced a Termination of Employment or termination of services as a Director.

Section 2.        Payment of Benefits.

(a)        Normal Retirement Benefit. Upon the Executive’s Normal Retirement, the Bank shall pay the Executive, in lieu of any other benefit under this Agreement, $25,000 per month for a period of 180 consecutive months. The Installment Payments will commence not later than 30 days after the Executive’s Normal Retirement.

(b)        Termination by the Bank Without Cause, Termination by the Executive for Good Reason, or Termination Following Disability. In the event of a Termination by the Bank without Cause, a Termination by the Executive for Good Reason, or a Termination following Disability, the Bank shall pay to the Executive the benefit described in this subsection 2(b) in lieu of any other benefit under this Agreement. Upon the Executive’s Termination under any of the circumstances described in this subsection 2(b), the Bank shall pay the Executive $25,000 per month for a period of 180 consecutive months. The Installment Payments will commence not later than 30 days after the Executive’s Termination under the circumstances described in this subsection 2(b).

(c)        Early Retirement Benefit. Upon the Executive’s Early Retirement, the Bank shall pay the Executive, in lieu of any other benefit under this Agreement, 180 consecutive Installment Payments with each Installment Payment equal to the amount determined by multiplying (1) the number of complete full calendar months following the Effective Date of this Agreement that the Executive was employed by the Bank by (2) 416.67 (i.e., 1/60 of $25,000). The Installment Payments will commence not later than 30 days after the Executive’s Early Retirement.

(d)        Death Prior to Termination. If the Executive dies prior to Termination, the Bank shall pay to the Executive’s Designated Beneficiary in one lump sum within 60 days following the Executive’s death an amount equal to the present value of the full benefit described in subsection 2(b), calculated as though the first installment was paid 30 days after the date of death, using a Discount Rate that was in effect on the date of Executive’s death (or on the next succeeding business day if death does not occur on a business day). The death benefit paid under this subsection 2(d) shall be in lieu of any other benefit under this Agreement.

(e)        Death After Termination. If the Executive dies on or after Normal Retirement, Early Retirement, Termination by the Bank without Cause, a Termination by the Executive for Good Reason, or a Termination following Disability, the Bank shall pay to the Executive’s Designated Beneficiary in one lump sum within 60 days following the Executive’s death an amount equal to the present value of the remaining benefit described in subsection 2(a), 2(b), or 2(c), as is applicable, calculated by adjusting for any Installment Payments already made by the Bank, using the Discount Rate that was in effect on the date of Executive’s death (or on the next succeeding business day if death does not occur on a business day). If the Bank had not commenced paying Installment Payments at the time of the Executive’s death, the present value of the benefit will be calculated for purposes of this subsection 2(e) as though the first installment was paid 30 days after the date of death, using the Discount Rate that was in effect on the date of Executive’s death (or on the next succeeding business day if death does not occur on a business day).

(f)        Compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code at the time of his Termination, the Executive will not be entitled to the payments under this Agreement until the earliest of (1) the date that is at least six months after Termination for reasons other than the Executive’s death, (2) the date of the Executive’s death, or (c) any earlier date that the Administrator determines does not result in additional tax or interest to the Executive under Section 409A of the Code; provided that any amounts that otherwise would have been paid to the Executive during such six month period shall cumulate and be paid in a single sum to the Executive on the first day of the seventh month following his Termination.

(g)        Regulatory Compliance. Notwithstanding any other provision of this Agreement to the contrary, no benefit shall be paid under this Agreement if the Administrator determines such payment would be in violation of any rule or order of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, the Federal Reserve or other Federal or state agency regulating banks and savings and loans.

(h)        Effect of Change in Control. The payment of benefits under Section 2 is not affected by whether the payment event occurs before or after a change in control of the Bank, except to the extent that the form of benefit may be changed pursuant to an amendment under Section 7 that complies with Section 409A of the Code.

Section 3.        Forfeitures & Restrictive Covenants.

(a)        Forfeitures.    The Executive’s benefits under this Agreement shall be forfeited upon:

(1)	the Executive’s Termination by the Bank for Cause or

(2)	the Executive’s breach of the covenants contained in this Agreement.

(b)        Restrictive Covenants.    The Executive agrees that in order to protect the Bank’s confidential information, to protect the Bank’s customer relationships with both its potential and existing customers, to protect its customer goodwill, and to protect the Bank from improper or unfair competition, he will not, directly or indirectly, during his employment and for a period of twenty-four (24) months from the date of his Termination of employment with the Bank, for any reason, whether such termination is voluntary or involuntary:

(1)	Non-Competition. Participate in the ownership or control of, act as an employee, agent, or contractor of, or provide any services to, or for, any business that is engaged in the Bank’s Business, or engage in any activity that is competitive with the Bank, within a fifty (50) mile radius of the Bank’s headquarters or any location or other office of the Bank. For purposes of these covenants, the “Bank’s Business” includes all services offered by the Bank at any time during the term of the Executive’s employment with the Bank. Notwithstanding anything to the contrary contained in this Agreement, the Bank agrees that the Executive may own up to two (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934.

(2)	Non-Solicitation of Bank Employees. Solicit, divert, or attempt to solicit or divert, from the Bank any employee or any person providing services to, or on behalf of, the Bank, or influence any such person to no longer serve as an employee or provide services to, or for, the Bank.

(3)

Non-Solicitation of Bank Customers or Potential Customers.    Solicit, divert, or attempt to solicit or divert from the Bank, any work or business related to the Bank’s Business, or otherwise related to any activity that is competitive with the Bank, from any client or customer, or potential client or customer, of the Bank for either himself or any other entity that may employ, engage or associate with him in any fashion. He shall, no later than the date of termination with the Bank, whether voluntary or involuntary, inform the Bank of any known prospective business opportunities. For the purposes of this Agreement, “client(s)” or “customer(s)” of the Bank, shall mean any individual, corporation, limited liability company, partnership, proprietorship, firm, association, or any other entity that the Bank has served during the twelve (12) months preceding the Executive’s termination from the Bank’s employ, and “potential client(s) or customer(s)” shall be any individual, corporation, limited liability company, partnership, proprietorship, firm, association or any other entity that the Bank has contacted, orally, in writing or in person to solicit, sell and/or deliver services to, or to which the Executive had any exposure through Bank meetings or marketing efforts, during the twelve (12) months preceding the date of the Executive’s termination from the Bank’s employ.

Section 4.        Unfunded Arrangement.    The Bank’s obligation to make payments to any person under this Agreement is purely contractual. The Parties do not intend that the amounts payable hereunder be held by the Bank in trust or as a segregated fund for the Executive, the Designated Beneficiary, or other person entitled to payments hereunder. The benefits provided under this Agreement shall be payable solely from the general assets of the Bank, and neither the Executive nor any other person entitled to payments hereunder shall have any interest in any assets of the Bank by virtue of this Agreement. The Bank’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future. To the extent that this Agreement should be deemed to be a “pension plan,” the Parties intend that it be unfunded for Federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 5.        Administration.

(a)        Named Fiduciary and Administrator.    The named fiduciary shall be the Bank. The named fiduciary shall have the authority to control and manage the operation and administration of this Agreement. The administration of this Agreement shall be under the supervision of an officer of the Bank (hereinafter referred to as the “Administrator”) overseen by a Director designated by the Board of Directors of the Bank (the “Board”). It shall be a principal duty of the Administrator to see that the Agreement is carried out, in accordance with the terms of the Agreement. The Executive shall not serve as the Administrator.

(b)        Power of the Board or Designee.    The Board, the Administrator and any persons designated to act for the Board shall have such powers as are necessary to discharge their duties, including but not limited to interpretation and construction of the Agreement, the determination of all questions of eligibility, benefits and all other related or incidental matters. The Board, the Administrator and any persons designated to act for the Board shall decide all questions in accordance with the terms of the controlling legal documents and applicable law and their good faith decision will be binding on the Bank, the Executive, and all other interested parties, subject to review or correction only when the interpretation or determination is arbitrary, capricious, contrary to law, or not supported by substantial evidence.

Section 6.        Claims for Benefits.

(a)        Any claim for specific benefits under this Agreement shall be made in writing to the Administrator. If any claim for benefits under this Agreement is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by the Administrator, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Administrator expects to render a decision.

(b)        The Administrator shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (1) specific reasons for the denial; (2) specific reference to pertinent provisions of the Agreement upon which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the Agreement’s claims review procedure as set forth below.

(c)        The claimant may appeal the denial of his claim to the named fiduciary for a full and fair review. The claimant or his duly authorized representative may request a review upon written application to the Administrator, review pertinent documents, and submit issues and comments in writing. A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Board or its designee (the “Reviewer”) at any time within 60 days after receipt by the claimant of written notice of the denial of his claim.

(d)        The decision on review shall be made by the Reviewer, who may, in his discretion, hold a hearing on the denied claim; the Reviewer shall make his decision promptly, and not later than 60 days after the Administrator receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension (including the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review.

The decision on review shall be in writing and shall include reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.

Section 7.        Amendment and Termination.    The Bank reserves the right to amend, terminate or extend this Agreement at any time. The Bank has established this Agreement with a bona fide intention and expectation that from year to year the Bank will deem it advisable to continue the Agreement in effect. However, the Board of the Bank, in its sole discretion, reserves the right to terminate this Agreement at any time; provided that a termination or amendment of this

Agreement shall not affect the Executive’s right to accrue and be paid benefits upon Termination in accordance with Section 2. No amendment or termination shall have the effect of accelerating the date of payment of any benefits under this Agreement unless such acceleration is in compliance with Section 409A of the Code. The Bank may also amend this Agreement to the extent such amendment is, in the judgment of the Bank’s outside legal counsel, necessary to conform the Agreement to the requirements of Section 409A of the Code and the rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

Section 8.        Miscellaneous.

(a)        Spendthrift Clause.    No benefits payable under this Agreement shall be subject to the claim of any creditor of the Executive (or Designated Beneficiary, if applicable) or to any legal process by any creditor of any such person. The Executive or Designated Beneficiary, if applicable, shall have no right to alienate, anticipate, pledge or assign any benefits under the Agreement.

(b)        Successors in Interest.    The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Bank would be required to perform if no succession had taken place.

(c)        Rules of Construction.    Section and subsection headings have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. If any provision of this Agreement shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and fully effective. The Agreement shall be construed, administered and governed in all respects in accordance with Section 409A of the Code and under and by the laws of the Commonwealth of Pennsylvania to the extent applicable, and to the extent such laws are not applicable or superseded, by the laws of the United States including Section 409A of the Code. To the extent there is any conflict between the terms and provisions of this Agreement and Section 409A of the Code, which would result in the acceleration of any tax or the payment of any additional tax, penalty or interest, the provisions of Section 409A will govern to the extent necessary to avoid the acceleration of the payment of any tax or the payment of any additional tax, penalty or interest.

(d)        Arbitration.    After exhausting the administrative procedures contained in Section 6, any dispute or controversy arising under, or in connection with, the Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall take place in Pittsburgh, Pennsylvania. Each party shall be responsible for its own costs, including fees for legal representation. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(e)        No Contract of Employment.    This Agreement in no way constitutes a contract of employment between the Bank and the Executive and continued employment of the Executive by the Bank is not guaranteed.

(f)        No Amendment of Other Plans.    Nothing in this Agreement shall operate or be construed in any way to modify, amend or affect the terms and provisions of any employment agreement with the Executive or any pension, profit sharing or other benefit plan established by the Bank. This Agreement shall not affect the rights the Executive may have under any other employee benefit plan established by the Bank.

(g)        Survivor Annuities and QDROs.    Nothing contained in this Agreement is intended to give or shall give any spouse or former spouse of the Executive or any other person any right to benefits under this Agreement by virtue of Sections 401(a) (11) and 417 of the Code (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Sections 401(a)(13)(B) and 414(p) of the Code (relating to qualified domestic relations orders).

(h)        Early Benefit Payments.    Notwithstanding the preceding provisions of this Agreement and subject to the provisions of Section 409A of the Code, the Bank may make payments before they would otherwise be due if, based on a change in the Federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, or a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves the Executive, it determines that the Executive has or will recognize income for Federal or state income tax purposes with respect to amounts that are or will be payable under the Agreement before they otherwise would be paid. The amount of any payments pursuant to this Section shall not exceed the amount of the assessed or determined tax liability.

(i)        Taxes.    The Bank reserves the right to withhold all applicable Federal, state and local taxes on any monies paid to the Executive under this Agreement.

(j)        Representations.    This Agreement contains all representations, written or oral, made by the Bank to the Executive regarding the retirement benefits provided hereunder.

(k)        Internal Revenue Code Section 280G.    If the Bank’s independent accountants acting as auditors for the Bank determine that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Bank to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced, if applicable, by the Bank in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

Signature Page Follows

The Bank and the Executive, respectively, have caused these presents to be signed by themselves or their duly authorized officers as of the day and year first above written.

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ Mark L. Sullivan

Its:	Chief Financial Officer

TRISTATE CAPITAL BANK

By:	/s/ Mark L. Sullivan

Its:	Chief Financial Officer

EXECUTIVE

By:	/s/ James F. Getz
James F. Getz

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